HEWLETT-PACKARD/ALTIRIS CONFIDENTIAL	EXHIBIT 10.5(G)

AMENDMENT NUMBER 4

TO

LICENSE AND DISTRIBUTION AGREEMENT

This Amendment Number 4 (“Amendment 4”) to the License and Distribution Agreement (“Agreement”), dated November 12, 1999, is entered into and is effective as of the 15th day of April, 2003 (“Effective Date”) by and between Hewlett-Packard Company (“HP”), a Delaware corporation having a place of business at 20555 S.H. 249, Houston, Texas 77070 and Altiris, Inc. (“Altiris”), a Delaware corporation having its principal place of business at 588 W. 400 South, Lindon, Utah 84042 (collectively, the “Parties”).

WHEREAS, the Parties wish to amend the Agreement to clarify the Support being provided by Altiris under Section 8.4 of the Agreement, as amended by Amendment 3 of the Agreement with an effective date of December 1, 2001.

NOW THEREFORE, in consideration of the mutual covenants and promises in the Agreement as amended previously and hereunder, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.    For purposes of clarification, the Support being provided in North America and EMEA by Altiris to Hewlett Packard for the purposes of the resale of the “Commercial Products” under Section 8.4 of the License and Distribution Agreement shall include the following:

1.1    Altiris will provide HP with access, by telephone and e-mail, to technical assistance for Level 1, Level 2, and Level 3 issues and questions related to Altiris products. This access will be for an unlimited number of incidents. The target response time for an e-mail response is eight business hours. Phone access will be provided during Altiris’ regular days of operation, from 6:00 a.m. to 6:00 p.m. (Mountain time), Monday through Friday.

1.2    Altiris will provide critical situation support for after-hour emergencies on a 24 by 7 basis. A dedicated phone number will be provided for after-hour emergencies at no charge to HP. The target response time by Altiris for any such calls is one hour.

1.3    Altiris will assign a second-level support engineer to be an “Assigned Engineer” to address issues that are escalated by HP or require a higher level of assistance beyond that provided by Altiris’ “Priority Support” engineers. The Assigned Engineer will be available on an as-needed basis, as determined by Altiris support management team. The Assigned Engineer will have direct lines of communication into Altiris’ product management and development teams.

1.4    Altiris will assign a “Service Account Manager” to provide support management, issue escalation, feedback, proactive notification of updates and fixes, and other assistance required by HP and mutually agreed by both Parties.

1.5    Altiris will use commercially reasonable efforts to respond to and provide updates on issues reported by HP within the time frames set forth in the Priority Definition

HEWLETT-PACKARD/ALTIRIS CONFIDENTIAL	FINAL

and Response Table listed below. The target response time for critical situation support for after-hour emergencies is one hour.

1.6    Altiris will use commercially reasonable efforts to promptly provide, fixes or workarounds for issues designated as Severity Level 4 and Severity Level 5. Due to the differing complexity of the various issues that may arise and the varied manner in which issues may be addressed, it is difficult to attach resolution timeframes to fixes and workarounds. However, Altiris will put forth its best effort to assign resources and resolve issues based upon the severity level of each issue. For Severity Level 4 and Severity Level 5 issues, the proper resources across various Altiris departments will be quickly engaged to assist with resolution.

Priority Definition and Response Table

Priority Level Assignment	Initial Response (Telephone)	Initial Response (eMail)	Description	Update Frequency	Who is Updated
ASAP	15 minutes	Please Call Priority Support	A vital business process is severely affected and there is no procedural workaround. System down, unable to do business. A fix or work around is required immediately.	At least daily	HP Incident Owner, Altiris and HP Account Reps. Altiris Management

High	30 minutes	Please Call Priority Support	A vital business process is affected, system impeded, business performance is sub-standard but may be acceptable for a short time. Proposed work-around may be unacceptable.	At least once per week or as agreed to by Altiris & HP	HP Incident Owner

Medium High	1 hour	8 hours	Medium-High business impact, work-around in place, scheduled fix.	As agreed to by Altiris and HP	HP Incident Owner

Medium	4 hours	8 hours	Medium business impact, work-around in place, scheduled fix.	As agreed to by Altiris and HP	HP Incident Owner

Low	4 hours	8 hours	Low business impact. Issue is informational or educational in nature.	As agreed to by Altiris and HP	HP Incident Owner

2.    Except as set forth herein, all other provisions of the Agreement, as amended, remain in full force and effect. In the event of any conflict between this Amendment 4 and the original Agreement, as amended, this Amendment 4 shall govern,

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HEWLETT-PACKARD/ALTIRIS CONFIDENTIAL	FINAL

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment by their respective duly authorized representatives to be effective as of the Effective Date.

HEWLETT-PACKARD COMPANY		ALTIRIS, INC.

By:	/s/ Jeri Callaway	By:	/s/ Rob Wellman
Name:	Jeri Callaway	Name:	Rob Wellman
Title:	Senior V.P. and GM Business PC GBU	Title:	VP:Strategic Alliances
Date:		Date:	4-30-03

REVIEWED BY:	/s/ T. Woo
DATE:	4-23-03
PSG-PARTNER MANAGEMENT
HP COMPANY -HOUSTON, TX

Reviewed by Altiris Legal

by:	/s/ EKG
Date:	5/1/03